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FIRST UNITED SETS THE RECORD STRAIGHT REGARDING DRIVER’S FALSE NARRATIVES AND MISCHARACTERIZATIONS

Vote on the BLUE Proxy Card Today for First United’s Highly Qualified Candidates: John W. McCullough; John F. Barr; Brian R. Boal; and Marisa A. Shockley

First United Reminds Shareholders to Revoke Votes on Driver’s WHITE Card by Voting on First United’s BLUE Card

OAKLAND, MARYLAND – MAY 12, 2020 – First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced that it mailed a letter to shareholders in connection with the Company’s upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 11, 2020 to address certain misleading statements advanced by Driver Management Company LLC (“Driver”).

The full text of the letter is as follows.

May 12, 2020

Dear Fellow Shareholders,

We believe Driver has advanced specific false narratives in an attempt to mislead shareholders and in furtherance of its singular objective: a sale of First United. We urge you to not be fooled by Driver, and to consider the actual facts of the matter:

x	False Narrative: A sale of First United would be in the best interests of shareholders.
√	Reality: Driver is attempting to force the sale of First United for its own short-term financial gain with no consideration for other shareholders.

Since the 2008 financial crisis, and for nearly a decade before Driver’s campaign, First United has outperformed its peers1, Driver’s own peer group as well as the SNL Bank Index.2

1 Proxy peers can be found in First United's preliminary proxy statement found here: https://www.sec.gov/Archives/edgar/data/763907/000110465920040506/tm2014175d1_prec14a.htm; ISS Peers can be found is the 2019 ISS Annual Benchmark Report posted on May 16, 2019; Driver's peers can be found in the presentation filed in the Schedule 13D/A dated September 26, 2019 found here: https://www.sec.gov/Archives/edgar/data/763907/000092189519002457/ex992to13da400322fir_092619.pdf

2 SNL U.S. $1B-$5B Bank Index

This is true for all relevant short- and long-term holding periods prior to Driver’s campaign, and is particularly true under the strategy that has been formulated and executed during Ms. Rodeheaver’s tenure as CEO.

This has also held true in the current environment, from the time Driver announced its campaign until today.

(1) From December 16, 2015 (announcement of Carissa Rodeheaver's appointment to CEO) to March 25, 2019 (day before the announcement of Driver's campaign); Source: FactSet; includes price change and reinvested cash dividends; (2) Peer groups are defined in footnotes above

x	False Narrative: Presenting Driver’s nominees as qualified, while claiming First United’s directors are unqualified and misaligned with shareholders.
√	Reality: First United's nominees have a diverse mix of skills and experience that tie directly to our strategy, whereas Driver’s nominees lack relevant expertise and in some situations Driver has mischaracterized their experience.

First United, under the leadership of Ms. Rodeheaver and the Board, has been executing a strategy to steadily grow the business and lower costs every year, which in turn drives consistently improved profits, tangible book value per share, total net loans, and total deposits. Delivery on these objectives has resulted in compounding returns for shareholders.

Our board and management team routinely evaluate multiple strategic options ranging from a sale to a change in strategy, and with the help of independent financial advisors in 2019 reviewed Driver’s thesis, determining that a sale of First United would not be in the best interest of the Company's shareholders. Selling the bank was not in shareholders’ best interests six months ago, and it certainly isn’t now.

In fact, pursuing Driver’s “strategy” now, in the current economic environment, would put the Company at serious risk, as the recent market downturn has negatively affected most bank stocks and investors, and any potential buyers have grown wary of a potential recession.

Further, any claim by Driver that pursuing a sale process earlier would have benefitted shareholders ignores the fact that running a proper sale process that maximizes value for shareholders is a time-consuming process, and being in the middle of such a process when the current crisis struck could have meaningfully harmed First United and its investors. Given that Driver’s principals frequently tout their investment banking backgrounds they surely know this to be the case.

x	False Narrative: Presenting Driver’s nominees as qualified, while claiming First United’s directors are unqualified and misaligned with shareholders.
√	Reality: First United's nominees have a diverse mix of skills and experience that tie directly to our strategy, whereas Driver’s nominees lack relevant expertise and in some situations Driver has mischaracterized their experience.

First United’s nominees remain focused on overseeing management’s execution of a successful business strategy that hinges on continuing to fortify the Company’s excellent relationships with its customers and the community. This strategy has, in fact, delivered - and we are confident that it will continue to deliver - strong results and maximized long-term value for shareholders. First United’s nominees, John W. McCullough, John F. Barr, Brian R. Boal and Marisa A. Shockley, are all additive to the Board and have strong ties to the different communities the Bank serves.

On the contrary, Driver's nominees – Michael J. Driscoll, Lisa Narrell Mead and Ethan C. Elzen – have no experience serving on the Board of a company listed on a major exchange, minimal community-oriented business leadership experience, no knowledge of our markets, and own altogether less than 0.1% of First United shares. As nominees of Driver, but owners of almost no shares, will these individuals look out for all shareholders’ interests or just Driver’s?

Further, Mr. Elzen, whose banking sector experience Driver emphasizes, is president of a billionaire’s privately-controlled online bank that has a radically different business model than that of First United, while also notably underperforming First United in any comparable and meaningful way.

Driver’s unqualified candidates would potentially replace not only our Independent Lead Director, but also some of the newest additions to our Board, disrupting the Board’s ongoing and strategic refreshment process, and creating untimely distractions within the Company and the business when strategic focus and delivery for shareholders and stakeholders is mission critical..

x	False Narrative: Claiming unspecified “irregularities” in annual meetings from 10 or more years ago.
√	Reality: Driver is grasping at straws, trying to create issues from a decade ago, regarding shareholder votes that have never been questioned by a regulator, a shareholder or any other party.

Driver claims to have discovered “irregularities” in connection with the Company’s proposal to declassify the Board at the 2010 Annual Meeting of Shareholders, but appears to simply be unfamiliar with the concept of fractional shares, which many of our shareholders who participate in our dividend reinvestment program understand well, even if Driver’s former investment banker principals do not. Additionally, the Board unanimously supported the declassification proposal. This is yet another reckless effort by Driver to mislead shareholders and distract them from the present-day key issues at hand, particularly Driver’s one-track agenda and lack of qualified nominees.

x	False Narrative: Accusing the Company and Ms. Rodeheaver of influencing an ongoing Maryland regulatory investigation into possible violations of Maryland by Driver.
√	Reality: First United is not to blame if Driver failed to comply with Maryland law that applies equally to all shareholders.

In an effort to distract shareholders, Driver continues to mislead shareholders by making materially false and unsubstantiated allegations that Ms. Rodeheaver has used her position as Chairman of the Maryland Bankers Association and its access to the Maryland Commissioner of Financial Regulation to impact the outcome of Driver’s proxy fight. This is simply not true. The fact is that Driver is under investigation by the Office of the Maryland Commissioner of Financial Regulation with respect to Driver’s acquisitions of shares of First United in violation of Maryland law. This may result in Driver being unable to vote its shares of First United for five years, including at the upcoming Annual Meeting. We have cooperated fully as we would with any regulatory matter and we have not sought to unduly influence or control the outcome of this investigation.

x	False Narrative: The combined role of Chairman and CEO wields excessive power.
√	Reality: First United has a strong Lead Independent Director, John W. McCullough, who provides valuable and necessary oversight.

As Lead Independent Director, Mr. McCullough provides leadership for the directors on the Board, and provides counsel and oversight to the Chair, Ms. Rodeheaver. Mr. McCollough also regularly holds executive sessions of the Board without management present in order to ensure that the non-executive directors of the Board independently review First United’s strategy. This promotes an ecosystem in the boardroom where the Board can (and in many cases does) challenge management. Additionally, in keeping with leading standards for an independent lead director, Mr. McCullough plays a central role in the Board’s shareholder engagement efforts.

Since the time Mr. McCullough became Lead Independent Director, he has spearheaded and overseen a Board and management transition program under which Mr. Barr, Mr. Boal and Ms. Shockley were appointed to the Board, five directors will have retired and First United’s CEO, CFO, CRO and COO have been refreshed. As these initiatives have taken place during Mr. McCollough’s tenure as Lead Independent Director, First United shares have generated over twice the returns of the SNL U.S. $1B-$5B Bank Index, outperforming it by over 50%.3

With the Annual Meeting quickly approaching, we urge shareholders to see through Driver’s false and misleading statements, and to support your Board’s highly-qualified and independent candidates — John W. McCullough, John F. Barr, Brian R. Boal and Marisa A. Shockley — who have overseen substantial outperformance and been the architects of meaningful improvements across the business.

VOTE FOR YOUR BOARD’S INDEPENDENT CANDIDATES ON THE BLUE PROXY CARD TODAY

DO NOT SIGN ANY WHITE PROXY CARD SENT TO YOU BY DRIVER – SIMPLY DISCARD ALL PROXY CARDS PROVIDED BY DRIVER

IF YOU PREVIOUSLY VOTED THE WHITE PROXY CARD, YOU CAN CHANGE YOUR VOTE BY VOTING THE BLUE PROXY CARD

Sincerely,

The Board of Directors of First United Corporation

YOUR VOTE IS IMPORTANT

VOTE FOR FIRST UNITED’S NOMINEES ON THE BLUE PROXY CARD TODAY

If you have already voted a WHITE proxy card, you may revoke that vote by voting the enclosed BLUE proxy card today.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor, Morrow Sodali LLC:

509 Madison Avenue, Suite 1206

New York, NY 10022

Toll Free: (800) 662-5200

E-mail: FirstUnitedCorp@MorrowSodali.com

3 S&P Global Market Intelligence, performance through April 30, 2020.

Shareholder Contact

Morrow Sodali LLC

Mike Verrechia/Bill Dooley

(800) 662-5200

FirstUnitedCorp@MorrowSodali.com

Media Contact

Prosek Partners

Brian Schaffer / Josh Clarkson / Kristen Duarte

(646) 818-9229 / (646) 818-9259 / (646) 818-9074

bschaffer@prosek.com / jclarkson@prosek.com / kduarte@prosek.com

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (the “SEC”) entitled “Risk Factors”.

IMPORTANT ADDITIONAL INFORMATION

First United, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from First United’s shareholders in connection with the Annual Meeting. First United has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from First United shareholders. SHAREHOLDERS OF FIRST UNITED ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by First United with the SEC at no charge at the SEC’s website www.sec.gov. Copies are also available at no charge at First United’s website at http://investors.mybank.com/.